Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

SETS PAYMENT DATE FOR RECORD DIVIDEND

FORT LAUDERDALE, FL, January 21, 2021 . . . National Beverage Corp. (NASDAQ:FIZZ) today announced that its Board of Directors set Friday, January 29, 2021, as the payment date for its previously announced $6.00 per share cash dividend.

“Calendar year 2020 is spoken about as “the year that never was” because our lives so drastically changed.  The word ‘caring’ will also reflect a new and more profound definition – forever.  This special dividend is a result of that word ‘caring’ redefined,” stated a company spokesperson.

“Since 2004, we will have paid total cash dividends of $20.56 per share, or nearly $1 billion.  Despite distributing over 80% of our earnings to our shareholders, we believe our financial resources and robust cash flows will be more than adequate to support our leadership position in the fast-growing pure sparkling water category while also allowing us to take advantage of strategic opportunities that may arise.  After payment of this record dividend, we anticipate having well in excess of $200 million in cash reserves and undrawn bank lines, and no long-term debt.

Our velocity in tracked channels continues to outperform the category led by the 2020 launch of the unique flavors of LimonCello, Pastèque and Hi-Biscus.  We are finalizing exciting, innovative new products for the market and believe they will be in the hands of consumers before summer.  Retailer acceptance is strong.  Consumer passion for healthy beverages continues unabated.  Momentum is clear.   These are just a few of the ingredients for future optimism. Our second quarter ended October 31st was our fourth consecutive quarter of year-over-year revenue and earnings growth and we anticipate our third quarter, which we plan to announce on or before March 11th, will reflect this positive continuity.  The designator of momentum is usually reserved for the leader of a category, and in the case of sparkling water, we are pleased that it clearly has been given to brand LaCroix,” the company spokesperson concluded.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.